PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, NY 10022

CONTACTS:	Donna Granato
Director, Finance & Investor Relations
646.429.1809
dgranato@mdc-partners.com

MDC PARTNERS APPOINTS JEFF EPSTEIN AS DIRECTOR OF THE CORPORATION

New York, New York (June 5, 2007) - MDC Partners (“MDC” or the “Company”) announced today that Jeff Epstein has been appointed as a member of the Company’s Board of Directors.

Mr. Epstein is the Executive Vice President and Chief Financial Officer of Oberon Media, the global technology provider, distributor, and publisher of casual games. Prior to that, he worked as the Chief Financial Officer for several leading media companies including ADVO, Inc., VNU’s Media Measurement and Information Group and DoubleClick. Mr. Epstein also serves as a Director of Priceline.com, Inc.

Mr. Epstein will also serve as a member of the Audit Committee of the MDC Partners Board of Directors.

“Jeff’s varied experiences in digital media combined with his world-class financial expertise will be of significant value to MDC’s Board and Audit Committee,” said Miles Nadal, Chairman and Chief Executive Officer.

Separately, Francois Roy has informed the Board of his decision to resign, effective June 30, 2007 following his acceptance of a full time position at McGill University in Canada.

“We appreciate Francois’ contributions during his long tenure serving on the Company’s Board and various Committees and wish him well in all of his future endeavors,” said Miles Nadal.

About MDC Partners

MDC Partners is a leading provider of marketing communications services to clients in North America, Europe and Latin America. Through its partnership of entrepreneurial firms it provides advertising, specialized communications and consulting services to leading brands. MDC Partners’ philosophy emphasizes the utilization of strategy and creativity to drive growth for its clients. MDC Partners is the network where great talent lives. MDC Partners Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; risks arising from material weaknesses in internal control over financial reporting; and other factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2006 and subsequent SEC filings.